                                                                  EXHIBIT 10.1
[LIPID SCIENCES INCORPORATED LOGO]

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement"), which is effective as of March 4, 2002, is between Lipid Sciences, Inc., an Arizona corporation (the "Company"), and Hana Berger Moran, Ph.D. ("Executive"), who agree as follows. The Company and Executive are hereinafter collectively referred to as the "Parties," and may individually be referred to as a "Party."

                                    RECITALS

      A. The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement; and

      B. Executive desires to be in the employ of the Company and is willing to accept this employment on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

      1. EMPLOYMENT.

            1.1 The Company will employ Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, effective as of the first Date of Hire ("Effective Date"), March 4, 2002, for the term of one year from the Effective Date. This agreement will automatically be renewed for the term of one year unless either party gives notice to the other at least 60 days prior to the expiration of the then current term of employment of such party's intention not to renew.

            1.2 Executive will be the Vice President Regulatory Affairs . Executive will report to the President and CEO.

            1.3 Executive will do and perform all services, acts or things necessary or advisable to oversee the planning and management of regulatory and quality projects in support of the Company's strategic plan, provided, however, that at all times during her employment Executive will be subject to the direction of the President and CEO. Executive's duties will include, but not be limited to, the development of regulatory and quality plans and strategies, organize, review and approve Clinical Investigational Plans and Institutional Review Board submissions, prepare and review FDA applications and other regulatory documents and act as the primary liaison with the FDA and international regulatory authorities.

            1.4 Unless the Parties otherwise agree in writing, prior to Executive's termination in accordance with this Agreement, Executive will perform the services she is required to perform in accordance with the terms of this Agreement, reporting to the Company's office location and to the President and CEO.

      2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

            2.1 During her employment by the Company, Executive will devote her full business employment, interest, abilities and productive time to the proper and efficient performance of her duties under this Agreement. Executive may not be employed by another company or receive compensation for employment from any other sources.

            2.2 During her employment by the Company, Executive may not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products that are in the same field of use or which otherwise directly compete with the products or proposed products of the Company.

      3. COMPENSATION OF EXECUTIVE.

            3.1 The Company will pay Executive a salary of two hundred ten thousand dollars ($210,000) per year ("Base Salary"), payable in regular periodic payments in accordance with Company policy. Such salary will be prorated for any partial year of employment on the basis of a 365-day fiscal year.

            3.2 Executive's compensation may be changed from time to time by mutual agreement of Executive, the President and CEO and Board of Directors.

            3.3 All of Executive's compensation is subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

            3.4 Executive will, in the discretion of the Board and in accordance with Company policy, be entitled to participate in benefits under any employee benefit plan or arrangement made available by the Company now or in the future to its executives and key management employees.

            3.5 Executive's performance will be reviewed by the President and CEO on a periodic basis (not less than once each fiscal year). The President and CEO with approval of the Board may, in their sole discretion, award bonuses to Executive as will be appropriate or desirable based on Executive's performance. Executive will be reviewed within twelve months of commencing employment hereunder.

            3.6 Subject to approval of the Board of Directors, Executive will also be granted an option to purchase up to one hundred fifty five thousand nine hundred two (155,902) shares of the Company's Common Stock at the fair market value of such shares at the time of the option grant. The terms and conditions of this option will be governed by an agreement which will provide for an initial vesting of nineteen thousand four hundred eighty eight (19,488) shares following the first six (6) continuous months of service with the Company and the remainder over three and one half years at the rate of 1/42nd per month of the total 155,902 shares.

            3.7 Executive is entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing Company services, including expenses related to travel, entertainment, parking, and business meetings. These expenses will be accounted for in accordance with the policies and procedures established by the Company.

      4. TERMINATION: Either party may terminate this Agreement and Executive's employment without cause, upon thirty (30) days written notice. Upon termination, the Company will be released from any and all obligations under this Agreement, except in the event the Executive's employment is involuntarily terminated by the Company for other than "good cause," then Executive will resign from all positions with the Company, and enter into a consulting arrangement for four (4) months commencing immediately after the termination date. In consideration for such consulting arrangement, Executive will continue to be paid salary and benefits for four (4) months. However, if Executive obtains new full time employment during such four (4) month period, any salary paid pursuant to such arrangement will be offset from amounts due under this Letter Agreement. Executive's obligations under Paragraph 5 of this Agreement will continue beyond her termination of employment.

      5. CONFIDENTIAL INFORMATION; NONSOLICITATION.

            5.1 Executive recognizes that her employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as "Confidential Information"). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during her employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company; provided, however, that Executive may disclose Confidential Information in the best interest of the Company with properly executed Company confidentiality or secrecy agreements with the third party. As a condition of this Agreement, the Executive will sign and return a copy of the Company's Confidential Disclosure Agreement, attached as EXHIBIT A.

            5.2 While employed by the Company and for one (1) year thereafter, in order to protect the Company's confidential and proprietary information from unauthorized use, Executive may not, either directly or through others, (i) solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (ii) solicit or attempt to solicit the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company's customer, vendor or distributor list.

      6. SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, or consolidation) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

      7. ASSIGNMENT AND BINDING EFFECT. This Agreement is binding on and inures to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement are assignable by Executive. This Agreement is binding on and inures to the benefit of the Company and its successors, assigns and legal representatives.

      8. NOTICES. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement will be given in writing and will be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid.

      9. CHOICE OF LAW. This Agreement will be construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws provision thereof.

      10. INTEGRATION. This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.

      11. AMENDMENT. This Agreement may not be amended or modified except by a written agreement signed by Executive and the Company.

      12. WAIVER. No term, covenant or condition of this Agreement or any breach thereof will be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

      13. SEVERABILITY. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement will not render any other provision of this Agreement unenforceable, invalid or illegal. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

      14. INTERPRETATION; CONSTRUCTION. The headings set forth in this Agreement are for convenience of reference only and will not be used in interpreting this Agreement. Executive has been encouraged, and has consulted with, her own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

      15. REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that, to the best of Executive's knowledge, she is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that her execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

      16. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together will contribute one and the same instrument.

      17. ARBITRATION. If any dispute arises regarding the application, interpretation, or enforcement of this Agreement, including fraud in the inducement, the dispute will be resolved by final and binding arbitration before one arbitrator at the Judicial Arbitration and Mediation Service in Pleasanton, California. The decision of the arbitrator will be final and may not be appealed by either of the Parties.

      18. ATTORNEYS' FEES AND COSTS. The prevailing party in any dispute arising out of this Agreement, will be entitled to reimbursement by the losing party of all of its or her attorneys' fees and costs including, but not limited to, arbitrator's fees and expert's fees.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY:                         LIPID SCIENCES, INC.


                                     By:      /s/ Phil Radlick
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                                              Phil Radlick
                                              President and CEO


EXECUTIVE:                                    /s/ Hana Berger Moran
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                                              Hana Berger Moran, Ph.D.